QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.14

April 24, 2006

Bret DiMarco
331 Arlington Road
Redwood City, California 94062

Dear Bret,

        I am pleased to confirm Coherent's offer for you to join our organization as Executive Vice President and General Counsel. The Board of Directors has approved your appointment as an Officer of the Corporation. In this capacity you will report directly to John Ambroseo, Coherent's Chief Executive Officer. The compensation and employee benefits programs that accompany this position are outlined as follows:

Base Salary

        You will receive an annual base salary of $250,000.

Variable Compensation Plan (Management Bonus)

        As a member of the Executive Staff you will be eligible to participate in the Coherent Variable Compensation Plan at a targeted 50% participation rate. The Plan is specifically designed to reward our Officers on the basis of the attainment of Corporate revenue and profit goals. Payments are made on a quarterly basis. At target, the Plan would provide a 50% bonus on your base earnings for the quarter. During your first four full fiscal quarters with the Company, Coherent will insure that your quarterly VCP payment is no less than 100% of target.

Profit Sharing Plan (Productivity Incentive Plan—PIP)

        You will be eligible to participate in the program upon the start of your employment with the Company. Your PIP award is based on the Company's pre-tax profit percentage and your base pay. After the close of each fiscal quarter, Coherent calculates its pre-tax profit. That number is divided by the Company's net sales for the period to determine the "quarterly pre-tax profit percentage". One-half of the quarter's pre-tax profit percentage is then multiplied by your base pay for the fiscal quarter to determine your profit sharing award for the quarter. The payment is capped at 5.0% of your quarterly earnings.

Stock Option Plan

        Coherent's Board of Directors has approved a stock option grant of 10,000 shares of Coherent stock (NQO'S). The options will be priced at the fair market value of our shares at the close of business on your start date. These options will vest over a two-year period at a rate of 50% on the first anniversary of the grant and 50% on the second anniversary of the grant. They will expire on the sixth anniversary of the original grant.

        In addition, a grant of Restricted Stock will be awarded to you pending the approval of the Officer's Performance Based Restricted Stock Program. The number of restricted shares, the accompanying vesting schedule, and the performance criteria will be communicated to you upon the approval the new plan by Coherent's Board of Directors.

Company Car

        Coherent, provides a company car to its Officers to be used for business purposes. You will be eligible to select your vehicle in keeping with the company practice and all associated expenses will be assumed by the Company. In lieu of the selection of a vehicle, you can choose to receive a monthly car allowance.

Executive Benefits Program

        Coherent offers an attractive employee benefits program which includes: complete company medical and dental insurance coverage, life and accident insurance, disability coverage, a most generous 401k plan with dollar for dollar matching on the first 6% of your annual contribution, and flexible spending accounts.

        Coherent will provide you with a special Executive Benefit Program that includes: an additional five (5) days of vacation during each calendar year (for a total of 15 days to start), a special supplemental medical reimbursement plan of $5,000 for out-of-pocket medical/dental expenses per year, financial planning services, and a deferred compensation plan.

Stock Purchase Plan

        The plan gives employees the opportunity to purchase Coherent stock at 85% of its fair market value, paying for the stock through a payroll deduction. You can have up to a maximum of 10% of your annual base salary directed toward the purchase of stock under the terms of the program.

        John and I look forward to your joining our organization. We anticipate a long and rewarding relationship with you. We have confirmed that you will commence employment on June 1, 2006. To indicate your acceptance of this offer please sign and return one copy of this letter to me as soon as possible. In the meantime, if you have any questions please do not hesitate to call me.

Best regards,

/s/ RON VICTOR
	/s/ BRET DIMARCO Bret DiMarco	Date

QuickLinks

  Exhibit 10.14